Exhibit 99.1

Whole Foods Market® promotes David Lannon and Ken Meyer

to Executive Vice-Presidents of Operations

Two company veterans to join executive leadership team

AUSTIN, Texas. (February 10, 2012) - Whole Foods Market (NASDAQ: WFM), the world’s leading organic and natural foods supermarket, announced today that two Regional Presidents, David Lannon and Ken Meyer, have been promoted to Executive Vice-Presidents of Operations, joining the executive leadership team.  The company’s 12 Regional Presidents will report to them.

Lannon, age 46, brings 25 years of company experience to the position, working most recently since 2007 as Regional President of the Northern California region where he led 36 stores. He previously was Regional President of the North Atlantic region, Regional Vice-President of the Northeast region, Store Team Leader of the Palo Alto and San Francisco stores, and Produce Team Leader in Mill Valley. Early in his career, he worked for five years at Bread & Circus and continued on after it was acquired by Whole Foods Market in 1992. Lannon will continue to help lead the company’s Healthy Eating and Wellness Club team.

Meyer, age 43, has been with Whole Foods Market for 17 years, most recently as Regional President for the Mid-Atlantic region since 2005 where he oversaw 39 stores. He has also served as Regional President of the South region, Regional Vice-President of the Southwest region and Store Team Leader of the Georgetown store. He began his natural foods career working in labor scheduling and planning with Fresh Fields, which was acquired by Whole Foods Market in 1996. Meyer will continue to be a member of the Board of Directors of Whole Kids Foundation and of Whole Planet Foundation in his new role.

“Ken and David are top flight, proven leaders who bring fresh operating experience at a time when we are stepping up our growth,” said Walter Robb, co-CEO of Whole Foods Market. “They are young but seasoned, bringing their valuable perspective to the table immediately while contributing well into the future.”

Co-founder and Co-CEO John Mackey of Whole Foods Market added, “We are thrilled with our decision to round out the executive team with two extremely capable and passionate leaders. David and Ken exemplify our company’s core values and really drive home our mission every day. We welcome them with open arms.”

In these newly created positions, Lannon and Meyer join John Mackey, Walter Robb, Glenda Flanagan, A.C. Gallo and Jim Sud, expanding the executive team to seven leaders.  They will begin transitioning into their new roles over the next month. Lannon will reside in Northern California and Meyer in the Washington, D.C. area. Both will frequent the company’s headquarters in Austin.

Note: Executives’ photos are available upon request: kate.lowery@wholefoods.com.

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About Whole Foods Market®

Founded in 1980 in Austin, Texas, Whole Foods Market (wholefoodsmarket.com, NASDAQ: WFM), is the leading natural and organic food retailer. As America’s first national certified organic grocer, Whole Foods Market was named “America’s Healthiest Grocery Store” by Health magazine. The company’s motto, “Whole Foods, Whole People, Whole Planet”™ captures its mission to ensure customer satisfaction and health, Team Member excellence and happiness, enhanced shareholder value, community support and environmental improvement. Thanks to the company’s more than 65,000 Team Members, Whole Foods Market has been ranked as one of the “100 Best Companies to Work For” in America by FORTUNE magazine for 15 consecutive years. In fiscal year 2011, the company had sales of more than $10 billion and currently has 317 stores in the United States, Canada and the United Kingdom.